Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated December 9, 2022 with respect to the consolidated financial statements of Symbotic Inc. included in the Annual Report on Form 10-K for the year ended September 24, 2022, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Boston, Massachusetts
July 24, 2023